EXHIBIT 5.1

Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, IA 52001

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as legal counsel to Heartland Financial USA, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-4 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the Company's offer to exchange up to $75 million aggregate principal amount of its 5.75% Subordinated Notes due 2024, being issued pursuant to the Registration Statement(the "New Notes"), for a like principal amount of the Company's issued and outstanding unregistered 5.75% Subordinated Notes due 2024 (the "Old Notes"). The Old Notes were, and the New Notes will be, issued under an Indenture, dated as of December 17, 2014 (as supplemented, the "Indenture"), between the Company and U.S. Bank National Association, as trustee (the "Trustee").

We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments and that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the New Notes, when issued, executed by the Company, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company in exchange for a like principal amount of the Old Notes in the manner described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following qualifications and exceptions:

        (a)   Our opinions stated above are subject to the effects of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitations or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.

        (b)   Our opinions stated above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing,

estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law); in addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

        (c)   Our opinions stated above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

        (d)   We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person's or entity's negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

        (e)   We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Dated: February 3, 2015

Very truly yours,

/s/ Dorsey & Whitney LLP